As filed  with  the  Securities  and  Exchange  Commission  on November 9, 2001
                                                  Registration  No.  333--60172
        -----------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C. 20549
                       ----------------------------------
                                  FORM SB-2/A

                                AMENDMENT NO. 1

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                    ---------------------------------------
                              THIRD WAVE MEDIA LTD.
                        (Name of issuer in its charter)



DELAWARE                                                        11-3480018
(State or other jurisdiction     (Primary Standard Industrial     (I.R.S.
of  incorporation                    Classification Code)         Employer
or  organization)                                               Identification)



5225  WILSHIRE  BOULEVARD                            IRVING  ROTHSTEIN,  ESQ.
SUITE  700                                        HELLER, HOROWITZ & FEIT, P.C.
LOS  ANGELES,  CA  90036                             292  MADISON  AVENUE
(323) 931-1746                                    NEW  YORK,  NEW  YORK  10017
(Address  and  telephone  number                       (212)  685-7600
of  registrant's  principal  executive             (Name, address and telephone
offices  and  principal place of business)          number of agent for service)

                        ------------------------------------
                                   Copies to:
                             IRVING ROTHSTEIN, ESQ.
                          Heller, Horowitz & Feit, P.C.
                               292 Madison Avenue
                            New York, New York 10017
                            Telephone: (212) 685-7600


Approximate date of commencement of proposed sale to public: At the discretion of the selling stockholders.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

---------------------------   ------------------  --------------------------  ----------------------  -------------------
Title of each class of          Amount to be          Proposed maximum          Proposed maximum         Amount of
securities to be registered     registered            offering price per        aggregate offering     registration fee
                                                      security(1)               price (1)
---------------------------   ------------------  --------------------------  ----------------------  -------------------
Common stock, par value
$0.00001                          5,000,000               $.10 (2)                 $500,000                $ 132.00
---------------------------   ------------------  --------------------------  ----------------------  -------------------

Total                             5,000,000                                        $500,000                $ 132.00
---------------------------   ------------------  --------------------------  ----------------------  -------------------

 (1)     Estimated  solely  for the purpose of calculating the registration fee.
 (2)     Based  upon  the  price  of  a  recent  private  offering.


THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE
SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Special  Note

     The registrant is D.W. Industries, Inc., a Delaware corporation. The registrant is currently inactive with minimal assets and no liabilities. Immediately prior to the effectiveness of this registration statement, the registrant will (i) acquire Third Wave Media Ltd., (ii) change its name to Third Wave Media Ltd., and (iii) amend its certificate of incorporation to increase its authorized capital. Since this registration statement absolutely will not be declared effective unless these three items occur, the prospectus is drafted as though they have occurred. Accordingly, while the descriptions of the business and mangement's discussion is not technically accurate today, it will be when declared effective. The registrant will delete this section prior to the registration statement being declared effective. Similarly, prior to effectiveness, the founders will have sold shares to others in a private transaction and the disclosures herein assume this transaction.

                  SUBJECT TO COMPLETION DATED, NOVEMBER 9, 2001
                               -----------------
                              THIRD WAVE MEDIA LTD.
                             ----------------------

                      5,000,000  shares  of  common  stock


     This prospectus covers 5,000,000 shares of the common stock of Third Wave Media Ltd. The common stock offered here is already outstanding and will be sold solely by the selling stockholders.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. PLEASE READ THE "RISK FACTORS" BEGINNING ON PAGE 2.


     There is presently no public market for our securities. We intend to apply for a listing on the over-the-counter bulletin board popularly known as the OTC:BB.


                        _________________________________

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Our principal executive offices are located at 5225 Wilshire Boulevard, Suite 700, Los Angeles, CA 90036. Our telephone number is (323) 931-1746.


               The  date  of  the  prospectus  is  ________,  2001.

                                  RISK FACTORS

     You should carefully consider the following facts and other information in this prospectus before deciding to invest in the shares.

                         RISKS RELATING TO OUR VIABILITY

SINCE  WE  HAVE  ONLY  A  LIMITED  OPERATING HISTORY, IT IS DIFFICULT FOR YOU TO
EVALUATE  IF  WE  ARE  A  GOOD  INVESTMENT


     We have only conducted business operations since July 1996. Accordingly, we have only a very limited operating history, and it is uncertain if our business plan can be successfully implemented. Thus, our prospects must be considered in light of the well-known competition within the rapidly evolving market for multimedia entertainment. Accordingly, predictions of our future performance are very difficult.

WE HAVE INCURRED SUBSTANTIAL LOSSES AND ANTICIPATE EVEN MORE LOSSES IN THE FUTURE WHICH MAY CAUSE US TO BECOME INSOLVENT

     Since commencing our business through December 31, 2000, we incurred an accumulated deficit of $390,055. We anticipate continuing to incur significant losses until, at the earliest, we generate sufficient revenues to offset the substantial up-front expenditures and operating costs associated with developing and commercializing products utilizing our technology. We anticipate spending approximately $1 million on building and equipment. It is currently estimated that our proposed facility will cost approximately $3.8 million, significantly more than we currently have, or will have available following our private placement with Adevam Investments, for such construction costs. There can be no assurance that we will ever operate profitably.

OUR  INDEPENDENT  AUDITORS HAVE EXPRESSED CONCERNS OVER OUR FINANCIAL VIABILITY.

     Our auditors, after auditing our financial statements have stated that they have "substantial doubts" about our ability to continue as a going concern. If these concerns are correct, we could be forced to close for financial reasons and you could lose your entire investment.

OUR  PLANNED PRIVATE PLACEMENT WOULD CAUSE SUBSTANTIAL DILUTION TO SHAREHOLDERS.

     We plan to enter an agreement with Adevam Investments to sell up to 5,000,000 additional shares of our common stock in a private placement. If successful, these additional shares would increase our total outstanding shares to 40,000,000. This increase would cause a substantial dilution of our shares for anyone purchasing in this offering.

SINCE WE ARE CONTROLLED BY OUR MAJOR SHAREHOLDER AND SOLE DIRECTOR, OTHER SHAREHOLDERS WILL HAVE LIMITED CONTROL OVER OUR MANAGEMENT.

     Our president and sole director, Mr. Andrew Melzer, is also the owner of 85.7% of the shares of the votes cast in any election or shareholder vote. Additionally, according to our bylaws, Mr. Melzer has to approve the election of any additional directors. Purchasers of our common stock should be aware that due to Mr. Melzer's overwhelming electoral majority it will be essentially impossible for other shareholders to remove or replace him and exert control over us.

WE  NEED  SUBSTANTIAL  ADDITIONAL FINANCING OR WE MAY HAVE TO CURTAIL OPERATIONS

     Our capital requirements relating to further develop and expand our business and to the building of our new production facility will continue to be significant. We are dependent on the proceeds of future financing in order to continue in business and to develop and commercialize additional proposed products. We anticipate requiring at least $1.5 million in additional financing. There can be no assurance that we will be able to raise the substantial additional capital resources necessary to permit us to pursue our business plan. We have no current arrangements with respect to, or sources of, additional financing and there can be no assurance that any such financing will be available to us on commercially reasonable terms, or at all. Any inability to obtain additional financing will have a material adverse effect on us, such as requiring us to significantly curtail or cease operations.

                   RISKS  RELATING  TO  OUR  BUSINESS  PLAN

OUR SUCCESS DEPENDS UPON THE PERSONAL EFFORT OF ANDREW MELZER AND OTHER KEY PERSONNEL.

          Mr. Melzer is our sole Director, President and key employee. Without Mr. Melzer, we would be unable to continue operations. Our success is also dependent upon our ability to hire and retain additional qualified management, marketing, technical, financial, and other personnel. Competition for qualified personnel is intense and in our current financial condition it is even more difficult to hire or retain additional qualified personnel. If we do not attract and retain qualified management and other personnel we will be unable to successfully implement our business plan. At present, affordable "key person" insurance is unavailable.

WE MAY BE UNABLE TO MEET CUSTOMER DEMANDS FOR QUICK PRODUCTION SCHEDULES AND FOR CUSTOMIZED CONTENT SINCE THAT REQUIRES SIGNIFICANT MANPOWER AND RESOURCES THAT AS A YOUNG COMPANY WE ARE CHRONICALLY SHORT OF AND AS A RESULT WE WILL LOSE CUSTOMERS AND OUR BUSINESS WILL NOT SURVIVE.

     As customers will demand very quick production schedules and will want to customize their product, providing customized content on schedule, and coping with increasing volume will take time and cost money and create overload. As a young company we will initially be short of experienced manpower and the number of replication lines needed to service "rush orders." While we currently service rush orders, the majority of the profit for the extra charges goes to outside replication plants and not to us. Addressing this could delay our plans and cause us to incur substantial additional costs in either training or tooling at our production facility at an estimated cost of $1,500,000. Alternatively, we could outsource production to other replicators and lose out on the majority of the profits. In addition, if these problems occur, we will likely lose customers and if we lose too many customers our business will not survive.

WE MAY FACE LIABILITY BECAUSE OF THE PROPRIETARY NATURE OF CERTAIN OF THE CONTENT TRANSMITTED OVER OUR SYSTEMS SUCH AS MUSIC AND OTHER COPYRIGHTED MATERIAL OR LIABILITY FOR MATERIAL DEEMED DEFAMATORY WHICH COULD CAUSE US SIGNIFICANT EXPENSES

          The law relating to the liability of businesses such as ours for content produced by us is currently unsettled. We could become involved in litigation regarding the content transmitted over our system which could create adverse publicity, significant defense costs and substantial damage awards. In addition, there is a potential that claims will be made against us for defamation, negligence, copyright or trademark infringement based on the nature and content of such materials. Our customers sign a copyright indemnification form with us. However we can't be sure of the accuracy or the intent of our clients. There have been some high profile lawsuits regarding copyright infringement in the last four years. The Record Industry Association of America sued and settled out of court with several replicators regarding this issue.The liability we may face as a result of content disseminated through our system could cause a substantial monetary loss for us which would directly affect our earnings and profitability.

WE DO NOT HAVE LONG-TERM PURCHASE CONTRACTS WITH OUR CUSTOMERS AND THEREFORE OUR CUSTOMERS COULD STOP DOING BUSINESS WITH US AT ANY TIME.

          Generally, we do not have agreements with our customers that contain purchase commitments or guarantees for an ongoing business relationship. Accordingly, our customers could stop doing business with us at any time and we cannot guarantee an ongoing business relationship with our customers. Since we operate with virtually no backlog, if a customer stops doing business with us, we may not be able to replace the lost business with business from another existing client or a new client. To the extent we are unable to replace the business, some of our capacity would go unused which would result in a decline in our revenues, profitability and earnings.

A DECLINE IN CD PRICES COULD FORCE US TO LOWER PRICES THEREBY REDUCING OUR PROFIT MARGINS.

          Since the introduction of CD media in 1982, there has been a significant growth in the CD replicating business, which has attracted numerous entrants and resulted in increased worldwide CD production capacity. As a result of this increased competition, wholesale CD prices have historically declined. If CD prices decline further we may not be able to reduce our costs or increase our volume to offset the decline in price. These pricing pressures in the CD replication business could reduce our revenues and margins, which would lower our profits and earnings.

          WE CURRENTLY RELY UPON A SMALL AMOUNT OF CUSTOMERS FOR A LARGE PORTION OF OUR REVENUES AND ACCOUNTS RECEIVABLE AND IF WE LOSE THESE CUSTOMERS OUR REVENUES MAY DECLINE PRECIPITOUSLY FORCING US INTO INSOLVENCY.

          As of December 31, 2000, accounts receivable from four significant customers comprised 72%, of total accounts receivable. In addition, we had sales to three customers, representing 19%, 13%, and 12%, of total revenues for the year ended December 31, 2000. Concentrations this high leaves us vulnerable in the event one of them should leave us which could have a seriously negative impact on our financial results.

          OUR OPERATING RESULTS COULD BE IMPAIRED BY BURDENSOME ENVIRONMENTAL REGULATION AND OTHER LEGAL UNCERTAINTIES SUCH AS A CHANGE IN CHEMICAL DISPOSAL REGULATIONS.

          Since the CD manufacturing processes involve the use of hazardous materials, we are subject to federal, state and local regulations governing the storage, use and disposal of hazardous materials. Our liability in the event of an accident or the costs of remediation could exceed our resources or insurance coverage. Also, we may have to incur substantial expenditures which cannot be forecast as a result of a change in governmental regulations which would force us to engage in additional preventive or remedial action, having to reduce chemical exposure beyond what is currently mandated or dealing with additional waste treatment or disposal.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          Some of the statements under "Risk factors," "Plan of operations," "Business" and elsewhere in this prospectus are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in this prospectus that are not statements of historical fact. You can identify these statements by words such as "may," "will," "should," "estimates," "plans," "expects," "believes," "intends" and similar expressions. We cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include those discussed in "Risk factors" and elsewhere in this prospectus. You are cautioned not to place undue reliance on any forward-looking statements.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

     The following selected financial data for the years ended December 31, 2000 and 1999 is derived from our audited financial statements included in this prospectus.

     The following data should be read in conjunction with our financial statements and those of our predecessor.




STATEMENT  OF  OPERATIONS  DATA

                         For the Year      For the Year
                        Ended 12/31/00    Ended 12/31/99
                       ----------------   --------------
Net Revenues           $     1,102,719   $     1,198,039

Operating Loss         $      (231,415)  $      (179,789)

Income Taxes           $           800   $           800

Net Loss               $      (106,162)  $      (179,004)

BALANCE SHEET DATA

                      December 31, 2000
                      ------------------
Working Capital        $      (405,738)
Total Assets           $       164,153
Total Liabilities      $       537,341
Stockholders' Deficit  $      (373,188)


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


          The following discussion includes forward-looking statements with respect to our future financial performance. These forward-looking statements are subject to various risks and uncertainties, including the factors described in the section titled Risk factors and elsewhere in this prospectus, that could cause actual results to differ materially from historical results or those currently anticipated.

OVERVIEW

          We duplicate audio cassettes, video cassettes, computer diskettes and tape cartridges. We replicate audio CD discs, CD-ROM discs, DVD discs (to include DVD-Video, DVD-Audio and DVD-ROM). In addition we duplicate CD-R and DVD-R media. We provide first class value enhanced media replication services consisting of Audio-CD, Video-CD, CD-ROM, CD-R, meaning replication and printing, DVD-Video, DVD-ROM, DVD-R, meaning replication and printing, audio cassette, video cassette, computer diskettes, and tape cartridges.

          Our enhanced capabilities (services associated with replication/duplication, not all replicators offer the following services; authoring, programming, graphic design, printing and custom package manufacturing) include graphic design, film output, printing, packaging, computer programming, authoring, encoding, world wide shipping, credit card capturing (we accept all major credit cards -VISA, M.C., DISC, Amex, Diners), world wide (800) services via our (800) THIRDWAVE telephone number which is set up to receive toll free calling from more then forty countries and WWWInternetServices via our website which contains descriptive and pricing information along with an ability of a customer to submit their order information.

          Through direct sales and through agencies, we have been responsible for the manufacturing of replicated media for hundreds of companies and organizations. A representative selection of our customer base includes:
Turner Broadcasting, Twentieth Century Fox Film Corporation, N.A.S.A., U.S. Army, Playboy, Strata, Pulse Entertainments, Citicorp, Warner Bros. Online, Vivid Interactive, Princeton Softech, The World Bank, Bergwall Productions, NAMM (International Musci Market Association), CBS, Pitney Bowes, The Hollywood
Reporter, NCR Corp., East West Players, Adobe Systems, Intel, Ilio Entertainments, U.S. Department of Defense, American Express, CMJ Communications, AC Technology, Federal Aviation Administration, Philips
Interactive Media, Virgin Interactive, Amtrak, Acura, Rainmaker Interactive, Australian Tourist Commission, Lexus Cars, Tennessee Valley Authority and Boston University School of Medicine along with other companies and hundreds of self released music artists/interactive developers. Our sales staff writes these orders and we have filled them using our relationship and pricing with our outsource contractors. Our customers are using media that were manufactured by our contractors, with our name on them. The majority of our customers have ordered their products directly from us, although some orders came to us through advertising agencies, programmers or authoring facilities.

          We subcontract the various aspects of each job to our vendors and charge a markup to our clients. We are able to charge higher fees since we provide additional services to our customers which are generally not provided by replicating companies. Project management and product integration are some of the extra services we provide to our customers beyond what most replicators provide. Our cost of revenues is comprised primarily of subcontracting costs and overhead expenses. Direct subcontract costs consist of manufacturing, labor and shipping costs. Overhead expenses consist primarily of advertising, marketing, operating and facility related expenses. Selling, general and administrative costs generally consist of management and administrative support costs.

RESULTS  OF  OPERATIONS

FISCAL  YEAR  ENDED  DECEMBER  31, 2000 VS. FISCAL YEAR ENDED DECEMBER 31, 1999.

          Revenues. Revenues decreased by $95,320, or 8% from $1,198,039 in the fiscal year ended December 31, 1999 to $1,102,719 in the fiscal year ended December 31, 2000. The decreased revenue resulted from lower sales due to normal market fluctuation.

          Cost of revenues. Cost of revenues decreased from $806,667 in the fiscal year December 31, 1999 to $757,270 in the fiscal year ended December 31, 2000. The decrease was a direct result of lower revenues. Cost of revenues increased as a percent of revenues from 67.33% in 1999 to 68.67% in 2000. This increase was primarily due to higher costs for raw materials.

          Selling, general and administrative expenses. Selling, general and administrative expenses increased from $571,161, or 47.67% of revenues, in the fiscal year ended December 31, 1999 to $576,864, or 52.31% of revenues, in the fiscal year ended December 31, 2000. The increase is due to additional staffing in anticipation of growth amounting to approximately a $5,703 increase; as well as the installation and lease of telephone/computer servers and related equipment which was an additional expense of $20,908. In addition, we were involved in litigation which caused a major increase in our legal expenses of $78,437. We ultimately prevailed in this litigation and received a settlement of $150,000 in fiscal year 2000.

FISCAL YEAR ENDED DECEMBER 31, 1999 VS. FISCAL YEAR ENDED DECEMBER 31, 1998 (UNAUDITED).

          Revenues. Revenues increased by $489,469, or 40.8% from $708,570 in the fiscal year ended December 31, 1998 to $1,198,039 in the fiscal year ended December 31, 1999. The increased revenue resulted from higher sales due to normal market fluctuation.

          Cost of revenues. Cost of revenues increased from $453,764 in the fiscal year ended December 31, 1998 to $806,667 in the fiscal year ended December 31, 1999. The increased was a direct result of higher revenues. Cost of revenues increased as a percent of revenues from 64.03% in 1998 to 67.33% in 1999. This increase was primarily due to higher costs for raw materials.

          Sellling, general and administrative expenses. Selling general and administrative expenses increased from $368,775, or 51.9% of revenues, in the fiscal year ended December 31, 1998 to $571,161 or 47.6% of revenues, in the fiscal year ended December 31, 1999. The increase was a result of higher volume of sales.

SIX  MONTHS  ENDED  JUNE  30,  2001  VS.  SIX  MONTHS  ENDED  JUNE  30,  2000.

          Revenues. Revenues decreased by $269,692, or 42% from $642,117 in the six months ended June 30, 2000 to $372,425 in the six months ended June 30, 2001. The decreased revenue resulted from lower sales due to adverse market conditions and a decreased sales staff.

          Cost of revenues. Cost of revenues decreased from $475,456 in the six months ended June 30, 2000 to $255,145 in the six months ended June 30, 2001. The decrease was a direct result of lower revenues. Cost of revenues decreased as a percent of revenues from 74.05% in 2000 to 68.51% in 2001. This increase was primarily due to unusually higher costs for raw materials during the first six months of 2000.

          Selling, general and administrative expenses. Selling, general and administrative expenses decreased in absolute numbers from $281,465 in the six months ended June 30, 2000 to $269,990. However, as a percentage of revenues, it increased from 43.83% for the six monthe ended June 30, 2000 to 72.50% of revenues, in the six months ended June 30, 2001. The decrease in the absolite number is due to lower revenues and the increase in the category as a percentage of revenues is due to higher overhead costs.

LIQUIDITY

          As of June 30, 2001, we had $7,042 cash on hand and a working capital deficit of $533,284. We currently require approximately $35,000 per month to fund operations. We intend to satisfy our liquidity requirements from the proceeds of sales of our securities, from loans from management and from our currently existing lines of credit in the aggregate amount of $150,000. We currently have no agreements to raise funds through the sale of securities. We are currently contemplating to place a private placement in the fall/winter of $1.5 million for up to 5,000,000 shares of our common stock with Adevam Investments but we can offer no assurance that any such effort, if undertaken in the future, would be successful. Our primary uses of cash are to fund operations as well as advertising/marketing and to hire additional employees.
We intend to use the proceeds of any additional funding to construct our proposed replication facility. The cost of such a facility can be from $2,000,000 to $8,000,000 depending what machinery is bought or leased. Based upon our plan our proposed facility will cost approximately $3.8 million. At this time no commitment has been made by us regarding the facility.

          Our auditors have expressed concern over our ability to continue as a "going concern". Due to the fact that we maintain no long term contracts with our customers and are therefore unable to predict our cash flow. However, we believe that - as we have historically done, we will use our revenues and loans from management to continue operations. In the event we are unable to generate additional cash flow, we will postpone the construction of the replicator facility, not hire additional employees and, if necessary, reduce expenditures for advertising and/or marketing. While these steps will have the effect of temporarily halting our growth, they may be necessary to allow us to survive a period of poor cash flow. If absolutely necessary to insure our survival, management will defer salary.

          We currently operate with negative cash flows, and given our historical numbers, we believe we can survive for 12 months under these conditions. However, our longer term viability is certainly questionable if we do not dramatically increase sales or obtain outside funding. While we believe that as a publicly traded company we will have greater access to sources of funding, no assurance can be given that we will be able to raise additional funds.


EFFECT  OF  RECENT  ACCOUNTING  PRONOUNCEMENTS

     In  June 1998, the Financial Accounting Standards Board issued Statement of
Financial   Accounting   Standards  No.  133,   "Accounting  for  Derivative
Instruments and Hedging Activities," which requires companies to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. We do not presently enter into any transactions involving derivative financial instruments and, accordingly, we do not anticipate the new standard will have any effect on our financial statements.

                                 USE OF PROCEEDS

          We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders, rather, proceeds from sales of the shares registered here will go to the selling stockholder.

                                    BUSINESS

BACKGROUND

D.W. Industries, Inc., a Delaware corporation was formed as a development stage company on March 19, 1999. The company was formed to develop and manage a webstore for children and juvenile fashions via a internet website. Subsequent to the formation of the company while management was forming the website and working to setup distribution, the market for small internet sites such as the one envisioned by DW fell apart. Management determined that it would be, in their opinion, not in the best interests of the company to pursue the original business plan of the company, and D.W. industries, Inc. had been essentially dormant until its merger with Third Wave Media Ltd. of California.


On February 23, 2001 the company agreed to a reverse merger with Third Wave Media Ltd., a California Corporation. While D.W. Industries, Inc. was the surviving corporation, following the close of the merger, the company will continue the business of Third Wave Media Ltd. Since the company did not have any operations prior to the merger and now it does the business of Third Wave, this section will discuss the historic business of Third Wave.

OVERVIEW

          The digital versatile disc, popularly known as the DVD and compact disc, popularly known as the CD, are among the most popular optical media for content delivery and are widely used in the distribution of movies, music, application and edutainment software, publishing content and internet/online promotional materials. The wide acceptance of DVD and CD as a content delivery media has fueled the growth of the replication industry.

          The first commercial application of CD technology was storage and playback of pre-recorded music, or CD-Audio, which was adopted as an international standard in 1982, and introduced to the consumer market in 1983. The CD-ROM entered the market in 1991, providing cost-effective storage and retrieval of any combination of data, text, graphics, audio and video. The DVD entered commercial distribution in December 1996.

          DVDs are currently capable of storing up to 13 times as much data as CDs and are suitable for high quality playback of film and video, multi-channel surround sound audio and interactive media. An important advantage of DVD players and DVD-ROM drives, which should speed their market penetration, is their compatibility with CD-Audio and CD-ROMs. We believe this compatibility feature of DVD players and DVD-ROM drives will increase consumer acceptance of DVD technology.

          Unlike the introduction of CDs, when consumers were reluctant to purchase CD players because they would be required to spend substantial amounts on new music collections, consumers will be able to acquire the DVD players and DVD-ROM drives without making their CDs obsolete. During the past decade, CDs have become the dominant format in audio and portable data storage and retrieval markets.

          Since its introduction, the popularity of DVDs has grown rapidly and the DVD is increasingly becoming a standard format for video. DVDs and CDs can be replicated faster than traditional tape storage mediums at a comparable cost. In addition, consumer acceptance of the DVD and CD formats is due in part to the following combination of advantages over other mass storage formats:

-     Higher  storage  capacity  /  longer  play  time;
-     Greater  portability  and  ease  of  storage;
-     Higher  quality  presentation  including crisper sounds and sharper video;
      and
- Longer life as a result of lack of degradation; and Random accessibility of data.

          According to Infotech, an industry trade organization, CD-ROM disc units sold in the United States by CD-ROM replicators have grown at a compound annual growth rate of 34.0% from approximately 443 million units in 1996 to approximately 1.066 billion units in 1999. The consumer market has emerged within the past several years and its substantial growth is expected to help sustain CD-ROM unit sales in the next few years. Infotech estimates that total worldwide CD-ROM disc units sold will continue to increase through the year 2001.

          CD-ROM is well suited to applications involving the storage of large amounts of information in a form that can be distributed to a diverse user population. CD-ROM was developed in the late 1980s and when it was first introduced to the market in 1991, it was initially limited to business and professional applications such as library references and parts catalogs.

          In the 1990s, the increasingly widespread presence of personal computers and CD-ROM drives has created a thriving consumer market for CD-ROM applications. Infotech estimates that in the United States, the installed base of CD-ROM drives will grow from approximately 60.4 million in 1996 to approximately 338.8 million by 2004 representing a compounded annual growth rate of 24.1%. In addition, CD-ROM discs can be played on DVD-ROM drives. This rapidly growing installed base of CD-ROM drives, as well as the growth in the installed base of DVD-ROM drives, expands the potential consumer market for publishers of CD-ROM software, data and entertainment products.

          We believe DVD is becoming the accepted new medium for home video distribution. Unlike videocassettes, DVD-Video experiences no image or sound degradation with normal use and offers greater storage capacity, indexing, random access and lower manufacturing costs. DVD is capable of holding a full length motion picture with up to three spoken languages, three foreign language subtitles and multi-channel, digital surround sound. Added features such as multilingual voice tracks, soundtrack albums, director's notes, out takes, story-based games and other CD applications may be available with the higher storage capacity afforded with DVDs. The home video market, both rental and purchased videos, has been served primarily by pre-recorded videotape.

           Infotech estimates that the installed base of DVD-Video players in the United States will increase from approximately 300,000 in 1997 to 39.6 million in 2004, representing a compounded annual growth rate of approximately 100.9%. Infotech also estimates the worldwide installed base of DVD-Video players will reach 96.7 million players by 2004 and that DVD-Video disc units sold in the United States by replicators will increase from 3.4 million units in 1997 to approximately 991.0 million units in 2004, representing a compounded annual growth rate of 124.9%.

          In addition to the growth in home video, Infotech projects that DVD-ROM drive shipments in the United States will increase from approximately 125,000 in 1997 to 134.2 million in 2004, representing a compounded growth rate of 171.0%. Also, the next generation of game consoles being manufactured by Sega, Nintendo, Sony and Microsoft will be DVD-based. Consequently, there will be pressure on some software game manufacturers to produce higher-capacity software games in the DVD format.

          Infotech estimates that DVD-ROM disc units sold by replicators in the United States will increase from approximately 520,000 in 1997 to 589.0 million in 2004, representing a compounded growth rate of 173.1%.

     Competition has been strong in all segments of the replication markets, in music, multimedia and video. No one company dominates a specific market sector. It is our belief that within the music sector a company called DiscMakers currently dominates the self-released artist market sub sector.


MARKET  ANALYSIS

          Based upon our experince in the marketplace, we believe that CD consumption is growing rapidly and is under supplied, nationally and internationally. If the CD market is segmented along technical standards, all categories appear to be at, or near the bottom of, an exponential growth curve starting from the mid-1980s and extending through the 1990s. At the end of 1994, there was an installed base of approximately 14 million CD-ROM players in the USA. As reported in "The Economist" on January 28, 1995 and in the 1995 edition of the "Optical Publishing Industry Assessment" a unit volume of one billion CDs sold in the USA by 1994. As new CD formats are developed, the mastering processes will change, but the same basic electroforming, replication, printing, and packaging will be utilized. This means that a high volume CD-ROM manufacturer with an established reputation for quality, can also replicate the new formats without incurring dramatic process improvement costs. Disc replication gross profit margins have been driven to $0.10 per disc, which makes them a commodity product. The key to success in a commodity market is being the lowcost producer by generating the highest possible production volume to take advantage of economies of scale. In the CD manufacturing industry, being a high-service provider creates a competitive advantage. The International Recording Media forecasts a total of 290,000,000 DVD discs being replicated by the end of 2000, reaching one billion by 2003.

MARKET  SEGMENTATION

          The Optical Publishing Industry of America segments the CD-ROM market into institutional sales and consumer sales. Institutional sales are characterized by low unit volume and high per unit pace. Consumer titles are just the opposite. Consumer titles are judged primarily on their entertainment value. Another key difference is that institutional titles have a perpetual life cycle based on continuous upgrades, while consumer titles have a life cycle of 12 months to 24 months.

          Due to the technical nature of CD-ROMs, the market segmentation can, to a certain extent, follow the technical specifications written for different formats, as established primarily by the International Standards Organization and American National Standards Institute. In the past fifteen years a great many varieties of CD-ROM specifications have been developed, including CD-Audio, CD-V or high fidelity videos and CD-I or interactive video, to name but a few. We currently market to the independent audio and video segments primarily. The DVD-ROM market has not developed yet and we simply cannot compete for the game console based disc manufacturing.

OUR  BUSINESS

          We are an independent manufacturer/replicator of CDs. We target our sales to companies in industries including the music industry, the motion picture industry, software developers and any other company involved in low volume CD media production. Our sales are generally in the range of 500 - 5,000 CDs per order. We provide all facets of the manufacturing process to our clients on an as needed basis. We replicate/duplicate Audio CD, Video CD, CD-ROM, DVD-Video, DVD-ROM, DVD-Audio, CD-R, DVD-R, Audio Cassette and Video Cassette. We do not duplicate ZIP or Jazz discs as clients or their graphic designers only send them to us with art files on them.

          Through direct sales and through agencies, we have been responsible for the manufacturing of replicated media for hundreds of companies and organizations including Turner Broadcasting, Twentieth Century Fox Film Corporation, NASA, US Army, Playboy, Strata, Pulse Entertainment, Citicorp, Warner Bros. Online, Vivid Interactive, Princeton Softech, The World Bank, Vidcad, Bergwall Productions, NMAA (International Music Marketing Association), Magnet Interactive, CBS, Pitney Bowes, the Hollywood Reporter, NCR Corp., East West Players, Adobe Systems, Intel, Ilio Entertainment, US Dept. Of Defense, National Windows, Siemens, Real Applications, Private Digital Media, Screenplay Systems, Purdue University, Pinnacle Publishing, PBS, New Orleans Publishing Group, DigiEffetcs, Hills University, Ivy Software, Grace Fellowship, American Express, CMJ Communications, AC Technology, Federal Aviation Administration, Phiips Interactive Media, Virgin Interactive, Horizons Technology, Amtrak, Acura, Rainmaker Interactive, American Savings Bank, Australian Tourist Commission, Lexus Cars, Tennessee Valley Authority and Boston University School of Medicine along with other companies and hundreds of self-released music artists/interactive developers.

          At present, we subcontract out production to various suppliers. It is our intention to open a fully functional manufacturing facility in the heart of Hollywood capable of high speed CD production.

          We seek to reduce costs and enhance quality by purchasing from a limited number of suppliers. However, all raw materials needed to manufacture our products are readily available from multiple suppliers at competitive prices. The number of suppliers varies from time to time. Currently we use about fifteen to twenty subcontractors. We have no written contracts with these vendors and consider price charts and specific quotes a highly guarded secret from the public. While many vendors are available, we have found that it is in our best interest to purchase from a limited number of suppliers instead of spreading our business amongst several suppliers. By this strategy we are often able to get volume discounts they make available to selected good customers. In 2000, we had one replicator with whom we placed about 15%-19% of our disc business. We did not have a contract with this plant and currently send them no orders. Since January 2001, we have utilized six replication facilities and do not have contracts with any of them. In the event of a disruption with any of our current vendors, we believe we have demonstrated the abillity to switch to any number of other vendors with virtually no disruption to the business.

          The principal raw materials used to manufacture CDs are optical grade polycarbonate, aluminum, nickel, ultraviolet-curable lacquers and ink. Also, certain types of DVDs require a minimal amount of gold.

MANUFACTURING  PROCESS


          The  DVD  and  CD  manufacturing  process  consists  of  three stages:

-     Pre-production,
-     Replication  and  Printing
-     Post-Production  Services

          Pre-production of DVDs and CDs consists of three distinct processes: pre-mastering, mastering and electroplating. Through these processes, metal stampers are created which contain tracks with pits and lands holding data in a digital format. The metal stampers are then mounted in the proper injection molding equipment to produce either DVDs or CDs. Pre- production begins with receipt of the customer's data, which is supplied in any number of approved input media. The mastering process forms the master image of the DVD or CD from which the polycarbonate replicas are molded. Mastering begins with the preparation of a glass substrate, which is coated with a thin photo resist layer and placed on a computer-controlled laser beam recorder. The laser exposes a series of areas in the photo-resist layer on the glass plate as the data is transferred from a playback device. Chemicals etch the exposed areas of photo resist layer, producing a series of microscopic "pits" and "lands," or physical representations of the digital information. The glass substrate is then developed and then initialized to produce the glass master. An electroplating unit is then used to electroplate the glass master with nickel vanadium to create the metal master, commonly referred to as the metal "father". The metal father is then separated from the glass master and electroplated a second time to create an inverted impression on a metal "mother." A further electroplating process is used to produce several stampers from the metal mother. The nickel-plated stampers are punched, polished and mounted in the proper injection molding machine to replicate DVDs or CDs.

          CD replication uses a fully integrated in-line process, which incorporates injection molding machines, metallizing equipment, protective coating machinery and inspection equipment. To begin, optical grade polycarbonate plastic is heated and injected under high pressure into the mold cavity of the machine against the metal stamper. The molding process creates a clear polycarbonate disc with pits on one side containing all of the digitized data. In order to make the disc readable by reflected laser light, a thin layer of reflective aluminum is deposited onto the disc surface by a metallizing machine. A clear protective coating is then applied to the disc by a spin coating device in order to protect the disc from scratches and oxidation and to serve as a base for printing on the disc. An in-line inspection device is used to scan each disc for physical flaws. Thereafter, the disc is ready for label printing, the final step of production. The DVD production process is essentially the same as the CD production process, except that DVD replication entails the use of a special substrate-bonding machine, which is integrated into the replication line itself. In addition, the replication process is slightly different from the production of other CD formats in that each replication line has two presses, which produce two polycarbonate substrates, each one-half the thickness of a standard CD. Information is molded onto a layer or multiple layers of a substrate depending on the specific data requirements. The two substrates are bonded together to form a DVD.

          Post-production services primarily involve printing, packaging, fulfillment and distribution, including confectionering, stickering, cellophaning, shrink-wrapping, spine printing, bundling and other services.

          Based upon advice of counsel, we do not believe that we require a license to replicate, however our clients do if they are not the copyright owners. Whenever we had doubts about this in the past, we asked our clients to produce contracts or licenses to us to prove that they had the authority to reproduce the discs. The law in this area is unsettled and it is possible that in some jurisdictions or at some future time we could also face liability for filling orders by our customers.

GROWTH  OBJECTIVE

          We plan to build, establish, and operate a high-visibility, quick-turn Compact Disc manufacturing facility. The plant is designed to have a first year capacity of 23 million units. Once our replication facility is built, it will satisfy our needs for the manufacturing of optical discs such as CDs, DVDs, CD-ROMs, etc. We will still have to subcontract for printing and cardboard/box package manufacturing. We have not found a specific site for our proposed plant, however we have identified the Hollywood area of Los Angeles to be the most logical area for us. Most major record labels, film studios, television networks and independent production and post-production companies are located within a 10-mile radius.

     Our  strategy  will  be  to:

- offer standard and expedited service for the production of Audio, CD-ROM, and DVD discs;

- address the manufacturing needs that are unique to the entertainment industry, specifically, short orders of up to 5,000 completed in less than twenty-four hours;

- establish the company as a "boutique" facility that adheres to the highest standards of quality;

- allow recording artists, producers, graphic designers, and record label executives to control their project from concept to finished product; and

- address the CD-ROM (Compact Disc Read Only Memory) needs of the many data providers on the West Coast, including oil companies, aerospace concerns, and the university market.


          With a location in the heart of Greater Los Angeles, the entertainment capital of the world, we believe that our facility will offer us several competitive advantages.

          Our plant will be designed specifically for the compact disc replication in the 500 to 5,000 unit range with an emphasis on fast "turnaround" of the complete job. Even faster "turns" would be available at a premium surcharge. Clients desiring quick turns and large quantity would be able to rent one of the replication lines for extended time periods - where the line would be solely dedicated to a quick turn rolling immediately into a quantity run. It is possible for an order of 5,000 discs to be completely replicated and packaged within a 24 hour period. We believe that our turnaround time will be the fastest turnaround time available anywhere in the world.

          Our cost effective, low maintenance facility is designed so that it will not begin to approach obsolescence for nine years. Since the acceptance of the compact disc format worldwide, equipment manufacturers have designed and built equipment specific to the industry. This new generation of equipment has a higher throughput capability, less down time, and easier maintenance. We intend to assemble equipment for our facility which will represent the best of the latest in the evolution of this manufacturing art. While at this time, we do not have a specific comprehensive list of the equipment we intend to buy or lease, we constantly monitor the replication business publications and attend the replication business trade shows to stay current with the state-of-the-art technology which is what we intend to purchase for the new facility.

          Our proposed "boutique approach" is to provide specialized services other facilities either do not offer or that they are not willing to do easily, specifically the short run/quick turn approach that is our specialty. We believe this will allow for maximum utilization of the installation and whatever additional overtime and materials costs we incur, over and above a standard 12 hour operating day, will be more than made up by the previously noted premium surcharge fees we will charge.

          An additional revenue stream can be generated by our ability to sell off mastering capability and disc moldings generated for production to other plants throughout the world. For instance, it is our understanding that Capitol Records did not have mastering in its Illinois plant until 1994. We believe that approximately 60% of the plants in California have no mastering capability. We did business with several California replicating plants in 2000, none of which had a mastering room at that time.

          It is common to charge a client a mastering fee if (i) it falls bellow a minimum quantity or (ii) it needs to be completed on a rush basis, one day turnaround being the fastest. Since the client will be billed on both of these charges, it can be argued that the smaller the order and the faster the order, the more attractive the order for profit. This is a key consideration in our growth model which is contrary to, and differentiates us from, the operating philosophy of the entire industry, which is based on volume generated profits. We believe our unique profit model is the primary attraction of installing a facility of this type.

          While there is an overabundance of production capacity, there is a shortage of capable mastering suites. Since these suites cost about $4 million dollars each, there is a natural inclination to make do with as few as possible. Yet, this is the biggest single factor affecting plants throughout and, therefore, profitability.

          Typical Scenario: Take a factory that has an output capability of 150,000 discs per day and has one mastering suite. Typical yield of mastering is 12 to 14, per 24 hour day. The optimal order size then becomes 10,700 discs, per good master. Mastering scheduling must optimize the order of cut in order to allow for sufficient order size for plant optimization. Since small orders of 3,000 or less do not fit the above equation easily, they tend to be unattractive to virtually every facility, even those with two or more mastering suites. Some plants have opted not to install mastering equipment at all, jobbing out all of their work to other plants. However, our plant is being designed with a mastering suite, so we can make masters for plants that do not have mastering capabilities. It will be unlikely that we will build enough lines in the beginning to utilize the total output of our mastering suite. As a result, our proposed plant is ideally suited to take outside mastering and supply metal manufacturing parts within the industry to optimize our mastering output capacities.

          We will be positioned to meet the growing demand for quick turns and short runs for CDs. There are about 80 facilities in North America involved in the production of CDs. While the total capacity of those plants can keep up with the current and foreseeable demand for audio projects, we believe these older CD facilities suffer from the following deficiencies:

- these plants were built to run "mainstream" product, popular current titles with press runs of 50,000 or more;

- the equipment and robotics of these plants reflects what was state-of-the-art for the original date of installation, ranging from 1985 to 1997;

- for the most part, these factories are located in rural areas east of the Mississippi; and

- these plants currently run at 60% to 89% capacity and running at a higher capacity would involve the hiring of new, untrained workers, who have yet to either go through proper training or experience a learning curve

          Accordingly, we believe that there is a need for such a production facility in the Hollywood area of Los Angeles. There is an enormous concentration of films and music publishers, recording studios, sound stages, video and film production lots, and entertainment-related development businesses in Hollywood and the Los Angeles area. These industries generate a vast amount of product, and the extraordinary success and product longevity of the compact disc as a preferred distribution media mandates that most of the output of Hollywood's creative product be moved to CDs and DVDs.

          Our business plan will allow for the project's creative staff to exercise editorial control at the point of replication. We believe that a facility such as our's which offers quick turns along with an art department and an in-house mastering suite will allow a project's creative staff to view and listen to art proofs and test pressings. This will involve them more directly in the process and will permit them to practically instantly approve or make changes to their projects. In our proposed facility, for the first time, producers, musicians, engineers, and multimedia programmers can go "just around the corner" and be part of the manufacturing process. The lead-time required to make creative decisions that previously required test samples to undergo two days of travel from the plant to the decision-maker will be eliminated. It is of great value to have these decisions made on-site, where eye-to-eye explanations and instructions can be given. Sometimes the barriers to quick understanding of a problem can be surmounted by both parties being at the same place at the same time. We will be able to offer open dialogue to creative decision makers, combined with the only acceptable answer to a quick turnaround scenario.

           All the major record labels are within a ten mile radius of the plant site. The fact that a local firm with an exceptional service history can not only manufacture quick-turn product, but warehouse it, package it, and ship it, will prove indispensable to certain types of label releases. Even labels with their own pressing plants like Capitol Records and Warner Electra Atlantic may utilize our plant for advance releases and disc jockey copies. These promotional copies MUST reach the radio stations two weeks prior to the appearance of the CDs in the stores. Millions of promotional dollars depend on the timing of air play versus availability.

          Quite often the label artwork for a promotional copy is different and more elaborate than the production copies. Some are serialized and become instant collectors items. Large labels such as EMI/Capitol, AOL Warner and BMG RCA own their own replication facilities. These plants obviously press their "hit" albums. One CD line produces 25,000 CDs in a 24-hour period. An album that needs pressing of 500,000 will need 10 lines for two days or 2 lines for ten days. Their promotion department will need 2,500 to 5,000 copies for radio stations and other media. Often the CD label will be different to the commercially released albums as well. Their plants are not going to stop their massive runs to run 2,500 to 5,000 copies for their promotion department. A typical run in this genre is 3,500 discs. We can save these companies a working week over what their own plants can provide - and with a greater confidence factor. By producing these special promotional runs for these labels, they are able to dedicate their own lines to the production run without having to switch back and forth.

          We will also offer many processing advantages most other "short run" manufacturers which is a plant that is willing and able to replicate product in quantities that large plants are unwilling to replicate. These include:

-     in-house  mastering;
-     in-house  disc  print  design  of  the  disc  identifying  artwork;
- production of gold vs. aluminum CDs; laser etching on the CD for serializing or issuing collector's editions;
-     fulfillment  of  special  processing/delivery  requirements;  and
-     high  resolution  full  color application of the disc identifying artwork.

          We anticipate our facility will be built once we have succeeded in raising the capital we are seeking in our upcoming private placement, establishing the credit facilities we will require and making strategic partnerships.

          At this time we do not own a replication facility, a graphic design house, a printing facility or a packaging house nor do we act as a distributor to any clients. Many customers or prospects are used to dealing with several or all of the above as their vendors. Utilizing our business philosophy known as project management and product integration we fulfill all of the above functions for them. We take over responsibility for coordinating all aspects of production and interfacing with all the necessary vendors on behalf of our customers thereby simplifying their work.

          We solicit clients through "direct sales" which are orders placed directly through our sales force. We also make sales through "agencies" which are orders sold to the end user by an advertising agency, an authoring facility, a computer programmer, a post production facility, a printer or any other entity that can contribute something to a project but not have the ability to perform all functions necessary to produce replicated material. Our "vendors" provide the following functions: disc manufacturing, graphic design, printing, package manufacturing, authoring, computer programming, label printing, shipping and courier services. We can warehouse a client's order by not shipping all of it from a replication facility or, if the customer prefers, we can ship the CD's using UPS, FedEx, or other options at our disposal to destinations selected by the customer, such as their distributor.

          We have a website that describes the services we offer and our pricing structure. We offer clients an opportunity to download and fill out a preliminary sales form. The actual order form must be filled out by us and signed by the client and therefore can only be faxed or mailed out. Generally speaking, the website is the same as our catalog.

EMPLOYEES

     We currently have seven full time employees of which one is an executive, two are engaged in administrative activities and four are engaged in production and sales and marketing activities. Additional financing permitting, we intend to hire up to five additional employees. None of our employees are represented by a labor union. We believe that relations with our employees are good.

     Our success depends upon the personal efforts of Andrew Melzer and other key personnel. Our success is also dependent upon our ability to hire and retain additional qualified management, marketing, technical, financial, and other personnel. Competition for qualified personnel is intense and in our current financial condition it is even more difficult to hire or retain additional qualified personnel. If we do not attract and retain qualified management and other personnel we will be unable to successfully implement our business plan. At present, affordable "key person" insurance is unavailable.

PROPERTIES

     Our facilities are located in approximately 1,450 square feet of leased office space in Los Angeles. The lease expires in August 2002 and provided for an annual rental of $25,324 and $26,392 for 1999 and 2000, respectively, and $29,760 for 2001 and for 2002 until expiration. We currently have only negligible costs relating to environmental compliance laws, although these costs will likely increase once we establish our own manufacturing facility.

LEGAL  PROCEEDINGS

          We are not currently involved in any material legal proceedings. We were involved in litigation with one of our vendors, a replication facility that we had a non-compete agreement with. We prevailed in our suit and were awarded $213,000. They filed an appeal. Our attorneys informed us that it might take another year and $75,000 to fight the appeal. We settled the case by collecting $150,000 in 2000. As long as we do not run our own facility, there is a potential for this scenario to repeat.

          Additionally, we are currently in a dispute with a certain vendor pertaining to a replication facility's missing release dates, shipping our client's products to unknown companies, replicating other people's music on our client's discs, losing our client's artworks, not returning masters, and not answering their telephones during business hours. This dispute is as yet unresolved.

                                   MANAGEMENT

OFFICERS  AND  DIRECTORS

          Our  officers  and  directors  are  as  follows:

Name                    Age          Position
----                    ---          --------
Andrew  Melzer          55           president,  and  managing  director

          Mr. Andrew Melzer is our current president and managing director. Mr. Melzer was born in Budapest, Hungary in 1946. With his parents, he escaped the Stalinist regime in 1956 and settled in Toronto, Canada, where he studied at The Royal Conservatory of Music. In 1967, he formed a music production/publishing company, HitBound Music Ltd., and produced a Canadian record that year which charted in the Top Ten. Over the next ten years, he produced and composed numerous recordings that were successfully released in the U.S.A., Canada, Japan, Australia, the U.K., Italy, France, Germany, and South Africa. Some of the record labels involved were United Artists, Warner Bros., Attic Records, and Bradley International which all released, distributed and sold records produced by Mr. Melzer. In 1967 Mr. Melzer also entered the talent management arena where he worked with Stitch in Tyme, Everyday People, Soma, Beverly D'Angelo, Don Scardino, Tanya Roberts, Scatman Crothers, Pinky Dauvin, Debbie Fleming, and many more artists. In 1977, Mr. Melzer moved to Los Angeles where he attended marketing seminars at U.C.L.A. He left the music business in 1980 and began a marketing position with Dow Jones & Co. In 1985, he received a Series 7 license from the National Association of Securities Dealers and worked as an institutional stock broker with various firms until 1990. Mr. Melzer formed our predecessor, Third Wave Media Ltd. of California, in 1995 and was its president and a director until it merged into us. Mr. Melzer is a director of InterRent Properties Ltd., a public company involved in residential real estate.

INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     Our certificate of incorporation and by-laws currently provide indemnification to our officers or directors to the maximum extent permitted by Delaware law.

COMPENSATION  OF  DIRECTORS

     Directors do not receive any compensation for their service as members of the board of directors.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of [effective date], 2001, information regarding the beneficial ownership of our common stock based upon the most recent information available to us for

- each person known by us to own beneficially more than five (5%) percent of our outstanding common stock,

-    each  of  our  officers  and  directors,  who  uses  our  address,  and

-    all  of  our  officers  and  directors  as  a  group.

Name  and  address              Amount  and  nature
of  beneficial  owner          of  beneficial  owner        Percent  of  class
---------------------          ---------------------        ------------------
Andrew  Melzer                   30,000,000                     85.7%

All  directors  and              30,000,000                     85.7%
executive  officers
as  a  group  (one  person)


                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

Name  and                                             Other         Long-term
Principal  Position     Year    Salary     Bonus   Compensation    Compensation
-------------------     ----   --------    -----   ------------    ------------
Andrew  Melzer          2000   $125,000
(president &            1999   $100,000
managing director)      1998   $ 75,000


EMPLOYMENT  AGREEMENTS

          On January 1, 1997, our predecessor entered into an employment agreement with Andrew Melzer, our current president, which provides for salaries of $125,000, $150,000, $175,000 and $200,000 during the years ended December 31,
2000 through 2003, respectively. The term of the agreement is seven years from January 1, 1997 through December 31, 2003. Mr. Melzer is also entitled to receive incentive compensation that shall be not less than the sum of $25,000 for each and every $500,000 increase in gross sales for the prior calendar year. In the event of Mr. Melzer's disability, he is entitled to receive his base salary until the Board terminates his employment. Furthermore, until such termination of employment or his death, whichever occurs first, he is entitled to 25% of his salary every month. Additionally, any portion of Mr. Melzer's base salary and incentive compensation that are unpaid when due will bear a minimal interest rate of 10% per year. This agreement is now our obligation.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          During 1999 and 2000, our predecessor made advances in the aggregate amount of $44,388 to Andrew Melzer, pursuant to the terms of a loan agreement through which he is entitled to borrow up to $250,000. The advances were unsecured, bore interest at a rate of 6.75% per annum, and was payable on demand. These advances were repaid by offsetting salary due Mr. Melzer. As of December 31, 2000, none of the advances remained outstanding.

     Our policy is to obtain all supplies and services on a normal competitive basis, but that, all things being equal, to purchase from affiliated or related entities. All related party transactions must be reviewed by the board of directors to assure that we are not paying higher than fair market arms-length prices.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our by-laws and our certificate of incorporation currently provide indemnification to our officers or directors for the maximum permitted by Delaware law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons, pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.


                            DESCRIPTION OF SECURITIES

AUTHORIZED  AND  OUTSTANDING  STOCK

     Our authorized capital stock consists of 40,000,000 shares of common stock, $.00001 par value. As of November 30, 2000, there were 35,000,000 shares of common stock outstanding which were held by approximately 102 stockholders of record.

COMMON  STOCK

     Subject to legal and contractual restrictions on payment of dividends, if any, which we may impose in the future, although we have no current plans to do so, the holders of common stock are entitled to receive such lawful dividends as may be declared by the board of directors. In the event of our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to receive all of our remaining assets available for distribution to stockholders after satisfaction of all liabilities and preferences. Holders of our common stock do not have any preemptive, conversion or redemption rights and there are no sinking fund provisions applicable to our common stock. Record holders of our common stock are entitled to vote at all meetings of stockholders and at those meetings are entitled to cast one vote for each share of record that they own on all matters on which stockholders may vote. Stockholders do not have cumulative voting rights in the election of our directors. As a result, the holders of a plurality of the outstanding shares can elect all of our directors, and the holders of the remaining shares are not able to elect any of our directors. All outstanding shares of common stock are fully paid and non-assessable, and all shares of common stock to be offered and sold in this offering will be fully paid and non-assessable.

TRANSFER  AGENT  AND  REGISTRAR

     The stock transfer agent and registrar for our common stock is Executive Registrar and Transfer Agency, Inc., located at 3118 W. Thomas Road, Suite 707, Phoenix, AZ 85017.

DIVIDEND  POLICY

     Under applicable law, dividends may only be paid out of legally available funds as proscribed by a statute, subject to the discretion of the board of directors. In addition, it is currently our policy to retain internally generated funds to support future expansion of our business. Accordingly, even if we do generate earnings, and even if we are not prohibited from paying dividends, we do not currently intend to declare or pay cash dividends on our common stock for the foreseeable future.

SHARES  AVAILABLE  FOR  FUTURE  SALE

     On the date of this prospectus, all 5,000,000 shares included in this prospectus will generally be freely tradable without restriction imposed by, or further registration under, the Securities Act. An additional 30,000,000 shares of our common stock may be deemed "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act. Such shares may be sold to the public, subject to volume restrictions, as described below. Commencing at various dates, these shares may be sold to the public without any volume limitations.

     In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including one of our affiliates, or persons whose shares are aggregated with affiliates, who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed 1% of the total number of outstanding shares of the same class. In the event our shares are sold on an exchange or are reported on the automated quotation system of a registered securities association, you could sell during any three-month period the greater of such 1% amount or the average weekly trading volume as reported for the four calendar weeks preceding the date on which notice of your sale is filed with the SEC. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

     You should note that we anticipate that our shares of common stock will initially be included for quotation on the OTC Bulletin Board. Pursuant to SEC regulations, the OTC Bulletin Board is not considered an "automated quotation system of a registered securities association" and Rule 144 will only permit sales of up to 1% of the outstanding shares during any three month period.

                              PLAN OF DISTRIBUTION

     The sale of the shares of common stock by the selling stockholders may be effected by them from time to time in the over the counter market or in such other public forum where our shares are publicly traded or listed for quotation. These sales may be made in negotiated transactions through the timing of options on the shares, or through a combination of such methods of sale, at fixed prices, which may be charged at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for which such broker-dealer may act as agent or to whom they sell as principal, or both. The compensation as to a particular broker-dealer may be in excess of customary compensation.

     The selling stockholders and any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on any sale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

                              SELLING STOCKHOLDERS

          We are registering shares of common stock purchased by investors in our 1999 private placement offerings and shares of common stock formerly owned by our founders.

     Other than the costs of preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling stockholders. Each of the selling stockholders, or their transferees, and intermediaries to whom such securities may be sold may be deemed to be an "underwriter" of the common stock offered in this prospectus, as that term is defined under the Securities Act. Each of the selling stockholders, or their transferees, may sell these shares from time to time for his own account in the open market at the prevailing prices, or in individually negotiated transactions at such prices as may be agreed upon. The net proceeds from the sale of these shares by the selling stockholders will inure entirely to their benefit and not to ours.

     None of the selling stockholders has held any position or office, or had any material relationship with us or any of our predecessors or affiliates within the last three years, and after completion of this offering will own the amount of our outstanding common stock listed opposite their name. The shares reflected by each selling stockholder is based upon information provided to us by our transfer agent and from other available sources.

     These shares may be offered for sale from time to time in regular brokerage transactions in the over-the-counter market, or through brokers or dealers, or in private sales or negotiated transactions, or otherwise, at prices related to the then prevailing market prices. Thus, they may be required to deliver a current prospectus in connection with the offer or sale of their shares. In the absence of a current prospectus, if required, these shares may not be sold publicly without restriction unless held by a non-affiliate for two years, or after one year subject to volume limitations and satisfaction of other conditions. The selling stockholders are hereby advised that Regulation M of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934 will be applicable to their sales of these shares. These rules contain various prohibitions against trading by persons interested in a distribution and against so-called "stabilization" activities.

     The selling stockholders, or their transferees, might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any profit on the resale of these shares as principal might be deemed to be underwriting discounts and commissions under the Act. Any sale of these shares by selling shareholders, or their transferees, through broker-dealers may cause the broker-dealers to be considered as participating in a distribution and subject to Regulation M promulgated under the Securities Exchange Act of 1934, as amended. If any such transaction were a "distribution" for purposes of Regulation M, then such broker-dealers might be required to cease making a market in our equity securities for either two or nine trading days prior to, and until the completion of, such activity.

                                                                  SHARES BENEFICIALLY OWNED

NAME OF SELLING STOCKHOLDER                                BEFORE OFFERING  OFFERING   AFTER OFFERING
---------------------------                                ---------------  ---------  --------------
Abraham Garfinkel c/f Raphael Garfinkel                                100        100               0
Tova Garfinkel                                                         100        100               0
Yocheved Garfinkel                                                     100        100               0
Lynn Garfinkel                                                         100        100               0
Abraham Garfinkel                                                      100        100               0
Ted Wengrofsky                                                         100        100               0
Zelda Wengrofsky                                                       100        100               0
Debra Wengrofsky c/f Jennifer Wengrofsky                               100        100               0
Beverly Pomerantz                                                      100        100               0
Barry Pomerantz                                                        100        100               0
Richard Pomerantz                                                      100        100               0
Robert Pomerantz                                                       100        100               0
Daniel Pomerantz                                                       100        100               0
Sandra Pomerantz                                                       100        100               0
Claire Psaty                                                           100        100               0
Martin Psaty                                                           100        100               0
Estee Psaty                                                            100        100               0
Michelle Psaty                                                         100        100               0
Benjamin Psaty                                                         100        100               0
Alan Psaty                                                             100        100               0
Sara Psaty                                                             100        100               0
Howard Rosenfeld                                                       100        100               0
Elizabeth Rosenfeld c/f Victoria Rosenfeld                             100        100               0
Elizabeth Rosenfeld c/f Michael Rosenfeld                              100        100               0
Elizabeth Rosenfeld                                                    100        100               0
Howard Odzer                                                           100        100               0
Doris Odzer                                                            100        100               0
Arnold Odzer                                                           100        100               0
Ari Odzer                                                              100        100               0
Judd Odzer                                                             100        100               0
Lori Odzer                                                             100        100               0
Mordecai Kamentzky                                                     100        100               0
Sora Kamentzky                                                         100        100               0
Modecai Kamanetzky c/f Yehuda Kamenetzky                               100        100               0
Modecai Kamanetzky c/f Samuel Kamenetzky                               100        100               0

                                      -27-

Modecai Kamanetzky c/f Itta Kamenetzky                                 100        100               0
Modecai Kamanetzky c/f Pincus Kamenetzky                               100        100               0
Modecai Kamanetzky c/f Basya Kamenetzky                                100        100               0
Modecai Kamanetzky c/f Anna Kamenetzky                                 100        100               0
Modecai Kamanetzky c/f Zvi Kamenetzky                                  100        100               0
Modecai Kamanetzky c/f Ettil Kamenetzky                                100        100               0
Modecai Kamanetzky c/f Nechama Kamenetzky                              100        100               0
Modecai Kamanetzky c/f Hadassah Kamenetzky                             100        100               0
Scott Fagan                                                            100        100               0
Ileen Fagan                                                            100        100               0
Ileen Fagan c/fZalman Fagan                                            100        100               0
Ileen Fagan c/f   Naftali Fagan                                        100        100               0
Ileen Fagan c/f  David Abikzer                                         100        100               0
Ileen Fagan c/f Atara Abikzer                                          100        100               0
Debra Kreinberg                                                        100        100               0
Sheldon Kreinberg                                                      100        100               0
Shoshana Kreinberg                                                     100        100               0
Eric Zaiman                                                            100        100               0
Eric Zaiman c/f Tzvi Zaiman                                            100        100               0
Eric Zaiman c/f  Avigail Zaiman                                        100        100               0
Bina Zaiman                                                            100        100               0
Naomi Schwartz c/f Ephraim Schwartz                                    100        100               0
Naomi Schwartz c/f   Malka Schwartz                                    100        100               0
Naomi Schwartz c/f Raizel Schwartz                                     100        100               0
Naomi Schwartz                                                         100        100               0
Alan Schwartz                                                          100        100               0
Lewis Calderon                                                         100        100               0
Lewis Calderon c/f  Chaya Calderon                                     100        100               0

                                      -28-

Lewis Calderon c/f Etti Calderon                                       100        100               0
Anne Vayner                                                            100        100               0
Anne Vayner c/f Bridgette Vayner                                       100        100               0
Arieh Uzan                                                             100        100               0
Barbra Uzan                                                            100        100               0
Barbra Uzan c/f  Yonatan Uzan                                          100        100               0
Barbra Uzan c/fSivan Uzan                                              100        100               0
Barbra Uzan c/f Idan Uzan                                              100        100               0
Ely Katz                                                               100        100               0
Ilana Katz                                                             100        100               0
Ely Katz c/f Yeshayahu Katz                                            100        100               0
Ely Katz c/f Gavriel Katz                                              100        100               0
Irving Rothstein                                                       100        100               0
Miriam Rothstein                                                       100        100               0
Elana C. Rothstein                                                     100        100               0
Jonathan E. Rothstein                                                  100        100               0
Abigail C. Rothstein                                                   100        100               0
Leora L. Rothstein                                                     100        100               0
Gabriel A. Rothstein                                                   100        100               0
Chaia Broderick                                                        100        100               0
Chaia Broderick c/f  Yehuda Broderick                                  100        100               0
Chaia Broderick c/f  Doniel Broderick                                  100        100               0
Joseph Grayson                                                         100        100               0
Rozann Pomerantz                                                       100        100               0
Stuart Katz                                                        155,000    155,000               0
Golda Katz                                                             100        100               0
Golda Katz c/f Jason Katz                                              100        100               0
Golda Katz c/f Rachel Katz                                             100        100               0
Golda Katz c/f Aliza Katz                                              100        100               0
David Pomerantz                                                    155,000    155,000               0
Zvi Pinter                                                             100        100               0
Zvi Pinter c/f Aryeh Pinter                                            100        100               0
Zvi Pinter c/f Samson Pinter                                           100        100               0
Zvi Pinter c/f Tova M. Pinter                                          100        100               0
Ethel Pinter                                                           100        100               0
Dynaventures, Inc. (1)                                           1,563,333  1,563,333               0
I.C.M. International                                             1,563,333  1,563,333               0
St. Georges Trust (1)                                            1,563,334  1,563,334               0

_______

(1) Holds option to purchase up to an additional 46,333 shares from each of Stuart Katz and David Pomerantz.

                                  LEGAL MATTERS

     Certain legal matters in connection with this offering are being passed upon by the law firm of Heller, Horowitz & Feit, P.C., New York, New York. Irving Rothstein is a partner in this firm and he and his immediate family members own an aggregate of approximately 1/10th of 1% of the shares being registered.

                                     EXPERTS

     Our financial statements as of December 31, 2000 and for the years ended December 31, 2000 and 1999 have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent public accountants, as indicated in their report with respect thereto, which contains an explanatory paragraph relating to our ability to continue as a going concern, and are included in reliance upon the authority of said firm as experts in giving said reports.

                              AVAILABLE INFORMATION

      Commencing on the date of this prospectus, we will be subject to the information requirements of the Securities Exchange Act of 1934, as amended. This Act requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information we file can be inspected at the Headquarters
Office of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C.

     Copies of the material we file may be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Room 1024, Washington, D.C. at prescribed rates. The Public Reference Room can be reached at (202) 942-8090. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding us. This material can be found at http://www.sec.gov.

YOU  SHOULD  ONLY  RELY  ON  THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER
INFORMATION  THAT WE REFER YOU TO.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU
WITH ANY OTHER INFORMATION THAT IS DIFFERENT .  YOU SHOULD NOTE THAT EVEN THOUGH
YOU  RECEIVED  A  COPY  OF  THIS  PROSPECTUS, THERE MAY HAVE BEEN CHANGES IN OUR         5,000,000  SHARES  OF  COMMON  STOCK
AFFAIRS  SINCE THE DATE OF THIS PROSPECTUS.  THIS PROSPECTUS DOES NOT CONSTITUTE
AN  OFFER  TO  SELL  SECURITIES  IN  ANY  JURISDICTION  IN  WHICH  SUCH OFFER OR
SOLICITATION  IS  NOT  AUTHORIZED

TABLE  OF  CONTENTS                       PAGE

Risk  factors                             2
Special  note  regarding
 forward-looking  statements              5
Summary  historical  financial
 Information                              5
Plan of operations                        6                                                     THIRD WAVE MEDIA LTD.
Use of proceeds                           10
Business                                  11
Management                                22
Security  ownership  of  certain
   Beneficial  owners  and  management    22
Executive  compensation                   23
Certain  relationships                                                                               Prospectus
  and  related  transactions              24
Disclosure  of  commission  position
  on  indemnification  for  securities
  act  liability                          24
Description  of  securities               24
Plan  of  distribution                    26
Selling  stockholders                     26
Legal  matters                            30
Experts                                   30
Available  information                    30
Index  to  financial  statements          F
                                                                                                        _____________  ,  2001



                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM  13.     OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION
              ------------------------------------------------

     The following statement sets forth the estimated expenses in connection with the offering described in the Registration Statement, all of which will be borne by the Registrant.

Securities  and  Exchange  Commission  Fee             $     132
Accountants'  Fees                                     $   5,000
Legal  Fees                                            $  15,000
Company's  Administrative  Expenses                    $   1,000
Printing  and  engraving                               $     500
Miscellaneous                                          $     368

        Total                                          $  22,000

ITEM  14.     INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.
              ----------------------------------------------

          Section 145 of the Delaware General Corporation Law, as amended, authorizes the Company to Indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being a director or officer of the Company if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. The Company's Certificate of Incorporation contains provisions relating to the indemnification of director and officers and the Company's By-Laws extends such indemnities to the full extent permitted by Delaware law.

          The Company may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which the Company could not indemnify such persons.


ITEM  15.     RECENT  SALES  OF  UNREGISTERED  SECURITIES
              -------------------------------------------

     On March 19, 1999, upon inception of the Company, its founders, Stuart Katz and David Pomerantz each purchased 2,495,000 shares at par value, or an aggregate of $24.95 for each. These shares were issued pursuant to the exemption from registration contained in Section 4(2).

     From March 24, 1999 through March 31, 1999, an aggregate of 10,000 shares were sold at a price of $.10 per share to an aggregate of 100 people pursuant to the exemption contained in Regulation D, Rule 504. Most of the purchasers were family members and there were approximately only 22 individual purchaser groups. The purchasers of these shares were all residents of either the State of New York where appropriate state disclosure documents had been filed, the State of Florida where the number of purchasers did not pass the threshold after which only accredited investors are allowed to participate in such exempt offerings or overseas residents. All of the purchasers of the shares were personally known to management of the company.

     On ___________ [prior to effective date], the Company issued 30,000,000 shares of common stock to Andrew Melzer in exchange for his shares of Third Wave Media Ltd. This transaction was pursuant to the Agreement and Plan of Reorganization. The issuance was exempt from registration pursuant to Section 4(1) inasmuch as Mr. Melzer was the sole recipient and it was a non-public transaction. The issuance also qualified for exemption under Regulation D, Rule 506 as Mr. Melzer is a sophisticated investor and received a complete set of disclosure documents including audited financial statements.



ITEM  16.
         EXHIBITS  AND  FINANCIAL  STATEMENTS  SCHEDULES.
         ------------------------------------------------

 3.1     Certificate  of  Incorporation,  as  amended*
 3.2     By-Laws*
 4.1     Specimen  Common  Stock  Certificate**
   5     Opinion  of  Heller,  Horowitz  &  Feit,  P.C.*
10.1     Lease**
10.2     Employment  Agreement  with  Mr.  Melzer*
10.3     Agreement  and  Plan  of  Reorganization*
23.1     Consent  of  Heller,  Horowitz  &  Feit,  P.C.
          (included  in  the  Opinion  filed  as  Exhibit  5)
23.2     Consent  of  Singer  Lewak  Greenbaum  &  Goldstein  LLP

*  Previously  filed
**  To  be  filed  by  amendment.

ITEM  17.     UNDERTAKINGS.
              ------------

     The  undersigned  Registrant  hereby  undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)     Include  any  prospectus  required by section 10(a)(3) of the Securities
Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (iv) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                            THIRD WAVE MEDIA LIMITED
                              FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
                         DECEMBER 31, 2000 AND 1999 AND
                            FOR THE SIX MONTHS ENDED
                       JUNE 30, 2001 AND 2000 (UNAUDITED)

                                                        THIRD WAVE MEDIA LIMITED
                                                                        CONTENTS
                                 DECEMBER 31, 2000 AND JUNE 30, 2001 (UNAUDITED)


                                                          Page

REPORT  OF  INDEPENDENT  CERTIFIED  PUBLIC  ACCOUNTANTS     1

FINANCIAL  STATEMENTS

     Balance  Sheets                                        2

     Statements  of  Operations                             3  -  4

     Statements  of  Shareholder's  Deficit                 5

     Statements  of  Cash  Flows                            6  -  7

     Notes  to  Financial  Statements                       8  -  17

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To  the  Board  of  Directors  and  Shareholder
Third  Wave  Media  Limited


We have audited the accompanying balance sheet of Third Wave Media Limited as of December 31, 2000, and the related statements of operations, shareholder's deficit, and cash flows for each of the two years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Third Wave Media Limited as of December 31, 2000, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2000 in conformity with generally accepted accounting principles.

The accompanying financial statements for the year ended December 31, 2000 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring losses from operations and has both a working capital and an accumulated shareholder's deficit. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  SINGER  LEWAK  GREENBAUM  &  GOLDSTEIN  LLP

SINGER  LEWAK  GREENBAUM  &  GOLDSTEIN  LLP

Los  Angeles,  California
March  23,  2001

                                                        THIRD WAVE MEDIA LIMITED
                                                                  BALANCE SHEETS
                                 DECEMBER 31, 2000 AND JUNE 30, 2001 (UNAUDITED)
                                 -----------------------------------------------

                                      ASSETS

                                                           June 30,    December 31,
                                                             2001          2000
                                                          ----------  --------------
                                                          (unaudited)
CURRENT ASSETS
  Cash                                                    $   7,042   $       7,706
  Accounts receivable                                        41,576          95,823
  Inventory                                                  10,901           8,084
                                                          ----------  --------------

    Total current assets                                     59,519         111,613

PROPERTY AND EQUIPMENT, net                                  42,619          52,540
                                                          ----------  --------------

          TOTAL ASSETS                                    $ 102,138   $     164,153
                                                          ==========  ==============


                     LIABILITIES AND SHAREHOLDER'S DEFICIT
CURRENT LIABILITIES
  Current portion of note payable                         $   4,931   $       4,727
  Current portion of capitalized lease obligations            5,831           4,252
  Lines of credit                                           131,855         134,617
  Accounts payable                                          271,991         257,009
  Credit cards payable                                      116,005          98,985
  Loan payable/advances to shareholder                       53,494               -
  Deferred revenue                                            5,212          10,363
  Other                                                       3,484           7,398
                                                          ----------  --------------

    Total current liabilities                               592,803         517,351

NOTE PAYABLE, net of current portion                          7,644          13,848
CAPITALIZED LEASE OBLIGATIONS, net of current portion         2,362           6,142
                                                          ----------  --------------

      Total liabilities                                     602,809         537,341
                                                          ----------  --------------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDER'S DEFICIT
  Common stock, $0.00001 par value
    40,000,000 shares authorized
    35,000,000 (unaudited) and 30,000,000 shares issued
      and outstanding                                           350             300
  Additional paid-in capital                                 59,517          16,567
  Accumulated deficit                                      (560,538)       (390,055)
                                                          ----------  --------------
        Total shareholder's deficit                        (500,671)       (373,188)
                                                          ----------  --------------
          TOTAL LIABILITIES AND SHAREHOLDER'S DEFICIT     $ 102,138   $     164,153
                                                          ==========  ==============

                                                        THIRD WAVE MEDIA LIMITED
                                                        STATEMENTS OF OPERATIONS
                              FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000 (UNAUDITED)

                                    For  the  Six Months Ended     For  the  Year  Ended
                                              June  30,               December  31,
                                     -------------------------  ------------------------
                                         2001          2000          2000          1999
                                     ------------  ------------  ------------  ------------
                                     (unaudited)    (unaudited)
INCOME                               $   372,425   $   642,117   $ 1,102,719   $ 1,198,039

COST OF GOODS SOLD                       255,145       475,456       757,270       806,667
                                     ------------  ------------  ------------  ------------

GROSS PROFIT                             117,280       166,661       345,449       391,372
                                     ------------  ------------  ------------  ------------

OPERATING EXPENSES
  Selling                                 36,937        41,093        86,586       111,103
  General and administrative             233,053       240,372       490,278       460,058
                                     ------------  ------------  ------------  ------------

    Total operating expenses             269,990       281,465       576,864       571,161
                                     ------------  ------------  ------------  ------------

LOSS FROM OPERATIONS                    (152,710)     (114,804)     (231,415)     (179,789)
                                     ------------  ------------  ------------  ------------

OTHER INCOME (EXPENSE)
  Interest income                             26             -         2,843         6,009
  Interest expense                       (16,999)      (13,191)      (26,790)       (4,424)
  Legal settlement                             -       150,000       150,000             -
                                     ------------  ------------  ------------  ------------

    Total other income (expense)         (16,973)      136,809       126,053         1,585
                                     ------------  ------------  ------------  ------------

INCOME (LOSS) BEFORE PROVISION
  FOR INCOME TAXES                      (169,683)       22,005      (105,362)     (178,204)

PROVISION FOR INCOME TAXES                   800           800           800           800
                                     ------------  ------------  ------------  ------------

NET INCOME (LOSS)                    $  (170,483)  $    21,205   $  (106,162)  $  (179,004)
                                     ============  ============  ============  ============

BASIC AND DILUTED EARNINGS (LOSS)
  PER SHARE                          $    (0.005)  $     0.001   $    (0.004)  $    (0.006)
                                     ============  ============  ============  ============

BASIC AND DILUTED WEIGHTED-AVERAGE
  SHARES USED TO COMPUTE EARNINGS
  (LOSS) PER SHARE                    33,527,778    30,000,000    30,000,000    30,000,000
                                     ============  ============  ============  ============

                                                        THIRD WAVE MEDIA LIMITED
                                                        STATEMENTS OF OPERATIONS
                              FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000 (UNAUDITED)

                                       For the Six Months Ended     For the Year  Ended
                                               June  30,               December  31,
                                       -------------------------  ------------------------

                                           2001         2000          2000          1999
                                       ------------  -----------  ------------  ------------
                                       (unaudited)   (unaudited)
UNAUDITED PRO FORMA INFORMATION
  Income (loss) before provision for
    income taxes                       $  (169,683)  $    22,005  $  (105,362)  $  (178,204)

  Income taxes assuming subchapter
    "S" corporation election had not
    been made                                  800           800          800           800
                                       ------------  -----------  ------------  ------------

NET INCOME (LOSS)                      $  (170,483)  $    21,205  $  (106,162)  $  (179,004)
                                       ============  ===========  ============  ============

PRO FORMA BASIC AND FULLY DILUTED
  EARNINGS (LOSS) PER SHARE            $    (0.005)  $     0.001  $    (0.004)  $    (0.006)
                                       ============  ===========  ============  ============

WEIGHTED-AVERAGE COMMON
  SHARES OUTSTANDING                    33,527,778    30,000,000   30,000,000    30,000,000
                                       ============  ===========  ============  ============

                                                        THIRD WAVE MEDIA LIMITED
                                          STATEMENTS  OF  SHAREHOLDER'S  DEFICIT
                              FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 2001 (UNAUDITED)



                             Common Stock        Additional
                         -----------------------   Paid-In   Accumulated
                           Shares       Amount     Capital    Deficit      Total
                         -----------  ----------  ---------  ----------  ----------
BALANCE, DECEMBER
31, 1998                 30,000,000   $     300   $    700   $(104,889)  $(103,889)

NET LOSS                                                      (179,004)   (179,004)
                         -----------  ----------   ---------  ----------  ----------

BALANCE, DECEMBER
31, 1999                 30,000,000         300        700    (283,893)   (282,893)

FORGIVENESS OF ACCRUED
  SALARIES BY
  SHAREHOLDER                                       15,867                  15,867

NET LOSS                                                      (106,162)   (106,162)
                         -----------  ----------   ---------  ----------  ----------

BALANCE, DECEMBER
31, 2000                 30,000,000         300     16,567    (390,055)   (373,188)

CHANGES DUE TO
  RECAPITALIZATION
  (unaudited)             5,000,000          50        (50)                      -

  FORGIVENESS OF
  SALARIES BY
  SHAREHOLDER                                       43,000                   43,000

NET LOSS (unaudited)                                           (170,483)   (170,483)
                         -----------  ----------  ---------  ----------  ----------

BALANCE, JUNE 30,
  2001 (UNAUDITED)       35,000,000   $     350   $ 59,517   $(560,538)  $(500,671)
                         ===========  ==========  =========  ==========  ==========


                                                        THIRD WAVE MEDIA LIMITED
                                                     STATEMENTS  OF  CASH  FLOWS
                              FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000 (UNAUDITED)

                                         For  the Six Months Ended   For  the  Year  Ended
                                                  June  30,              December  31,
                                         -------------------------  ------------------------
                                               2001        2000        2000        1999
                                           ------------  ---------  ----------  ----------
                                           (unaudited)  (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                          $  (170,483)  $ 21,205   $(106,162)  $(179,004)
  Adjustments to reconcile net income
    (loss) to net cash used in operating
    activities
      Depreciation                              10,197      8,722      18,115       9,651
      (Increase) decrease in
        Accounts receivable                     54,247     79,121      33,705    (104,872)
        Other current assets                    (2,817)    (4,291)         78     (13,016)
      Increase (decrease) in
        Accounts payable                        14,982    (96,760)    (14,996)    163,405
        Other current liabilities               (9,065)   (26,925)    (32,777)     25,315
        Forgiveness of salaries                 43,000          -           -           -
                                           ------------  ---------  ----------  ----------

Net cash used in operating activities          (59,939)   (18,928)   (102,037)    (98,521)
                                           ------------  ---------  ----------  ----------

                               CASH FLOWS FROM INVESTING ACTIVITIES

  Purchase of property and equipment              (276)    (2,429)     (4,564)    (15,577)
                                           ------------  ---------  ----------  ----------

Net cash used in investing activities             (276)    (2,429)     (4,564)    (15,577)
                                           ------------  ---------  ----------  ----------

                                CASH FLOWS FROM FINANCING ACTIVITIES

  Net increase (decrease) on lines of
    credit                                      (2,762)    12,530      37,082      84,414
  Net payments on credit cards payable          17,020     24,118      54,588      33,891
  Net proceeds (borrowings) from
    related parties                             53,494    (11,901)          -      27,264
  Payments on lease                             (2,201)         -           -           -
  Payments on note payable                      (6,000)    (6,702)     (7,194)     (5,119)
                                           ------------  ---------  ----------  ----------

Net cash provided by financing
activities                                      59,551     18,045      84,476     140,450
                                           ------------  ---------  ----------  ----------

Net increase (decrease) in cash                   (664)    (3,312)    (22,125)     26,352

CASH, BEGINNING OF PERIOD                        7,706     29,831      29,831       3,479
                                           ------------  ---------  ----------  ----------

CASH, END OF PERIOD                        $     7,042   $ 26,519   $   7,706   $  29,831
                                           ============  =========  ==========  ==========

                                                        THIRD WAVE MEDIA LIMITED
                                                     STATEMENTS  OF  CASH  FLOWS
                              FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000 (UNAUDITED)

                                 For the Six Months Ended   For the Year Ended
                                         June  30,            December 31,
                                   ---------------------  ------------------
                                       2001       2000     2000     1999
                                   ------------  -------  -------  ------
                                   (unaudited) (unaudited)

                        SUPPLEMENTAL DISCLOSURES OF CASH
                                FLOW INFORMATION


    INTEREST PAID                  $     16,999  $13,191  $26,790  $8,489
                                   ============  =======  =======  ======

    INCOME TAXES PAID              $      8,000  $   800  $   800  $  800
                                   ============  =======  =======  ======


      SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

The Company entered into capital lease obligations of $41,282 during the year ended December 31, 1999.

NOTE  1  -  BUSINESS  ACTIVITY

General
-------
Third Wave Media Limited (the "Company") was incorporated in the State of California on July 29, 1996 and is engaged in the wholesale and retail printing, packaging, and duplication of computer software through its vendors.

Merger
------
On February 23, 2001, the Company entered into an agreement with D.W. Industries, Inc. ("DWI"), a development stage company and a Delaware Corporation. The agreement is a plan of reorganization, whereby DWI acquired all of the Company's shares of common stock, making the Company a wholly owned subsidiary of DWI. In exchange, the Company's sole shareholder received 30,000,000 shares of common stock of DWI with a par value of $0.00001. Since the Company owns the majority of the combined companies' stock amounting to 35,000,000 shares of common stock, the merger was accounted for as a reverse acquisition of DWI by the Company. DWI has insignificant assets and operations. Accordingly, the transaction resulted in a recapitalization of the Company. All per share data has been retroactively restated to reflect this transaction. No pro forma disclosure has been made to show the effect of the merger as the amounts are insignificant.

NOTE  2  -  GOING  CONCERN

Basis  of  Presentation
-----------------------
The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which assume that the Company will continue as a going concern. As shown in the financial statements, during the years ending December 31, 2000 and 1999, the Company incurred losses from operations of $231,415 and $179,789, respectively. In addition, the Company has both a working capital and an accumulated shareholder's deficit of $405,738 and $390,055, respectively, as of December 31, 2000. Further, the Company's cash flow requirements have been met by obtaining and drawing upon its lines of credit as well as obtaining a loan from its President (see Note 8).

The financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to retain its current financing, to obtain additional financing, and to attain profitability.

-----------------------
Management has taken the following steps to revise its operating and financial requirements which it believes are sufficient to provide the Company with the ability to continue in existence:

- The Company plans to raise capital during the next year through a secondary offering after the consummation of the merger (see Note 1).

- The Company's sole shareholder has contributed $40,000 (unaudited) during the first quarter of 2001.


NOTE  3  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

Estimates
---------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventory
---------
Inventory is valued at the lower of cost (first-in, first-out method) or market. At December 31, 2000, inventory consisted only of finished goods.

Deferred  Revenue
-----------------
Deferred revenue consists of cash received for jobs in process or billings on products that have not been shipped.

Revenue  Recognition
--------------------
The Company recognizes revenue from the sale of products when the products are shipped.

Cash  Equivalents
-----------------
For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Advertising  Costs
------------------
The Company expenses advertising costs as incurred. Advertising costs for the years ended December 31, 2000 and 1999 and the six months ended June 30, 2001 and 2000 were $82,701, $101,977, $36,937 (unaudited), and $41,093 (unaudited), respectively.

NOTE  3  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

Property  and  Equipment
------------------------
Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided using the straight-line and accelerated methods over the estimated useful lives as follows:

     Automobiles                   5  years
     Furniture  and  equipment     5  to  7  years

Betterments, renewals, and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance charges are expensed as incurred.

Impairment  of  Long-Lived  Assets
----------------------------------
The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows expected to be generated by the assets. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value of the assets. To date, no impairment has occurred.

Income  Taxes
-------------
The Company has elected the federal and state income tax status of an "S" corporation; therefore, all income, losses, gains, and credits are passed through to the Company's shareholder and included in his personal income tax return. The provision for income taxes in the accompanying statements of operations represents the state franchise tax applied to "S" corporations at a tax rate of the lesser of $800 or 1.5% of taxable income.

Earnings  (Loss)  per  Share
----------------------------
The Company calculates earnings (loss) per share in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted-average number of common shares outstanding. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were no options or warrants outstanding at December 31, 2000 and June 30, 2001.

NOTE  3  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

Comprehensive  Income
---------------------
The Company utilizes SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting comprehensive loss and its components in a financial statement. Comprehensive loss as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive loss, which are excluded from net loss, include foreign currency translation adjustments, minimum pension liability adjustments, and unrealized gains and losses on available-for-sale securities. Comprehensive loss is not presented in the Company's financial statements since the Company did not have any of the items of comprehensive income in any period presented.

Fair  Value  of  Financial  Instruments
---------------------------------------
The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company's financial instruments, including cash, accounts receivable, and accounts payable, the carrying amounts approximate fair value due to their short maturities. The amounts shown for lines of credit, credit cards payable, and note payable also approximate fair value because current interest rates offered to the Company for debt of similar maturities are substantially the same or the difference is immaterial.

Reclassifications
-----------------
Certain amounts included in the prior period financial statements have been reclassified to conform with the current period presentation.

Recently  Issued  Accounting  Pronouncements
--------------------------------------------
In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition," to provide guidance on the recognition, presentation, and disclosure of revenue in financial statements. Changes in accounting to apply the guidance in SAB No. 101 may be accounted for as a change in accounting principle effective January 1, 2000. Management has not yet determined the complete impact of SAB No. 101 on the Company; however, management does not expect that application of SAB No. 101 will have a material effect on the Company's revenue recognition and results of operations.

In March 2000, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," (an Interpretation of Accounting Principles Bulletin Opinion No. 25 ("APB 25")) ("FIN 44"). FIN 44 provides guidance on the application of APB 25, particularly as it relates to options. The effective date of FIN 44 is July 1, 2000, and the Company has adopted FIN 44 as of that date.

In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Instruments and Certain Hedging Activities." This statement is not applicable to the Company.

NOTE  3  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

--------------------------------------------
In June 2000, the FASB issued SFAS No. 139, "Rescission of FASB Statement No. 53 and Amendments to Statements No. 63, 89, and 121." This statement is not applicable to the Company.

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125." This statement is not applicable to the Company.

In July 2001, the FASB issued SFAS No. 141, "Business Combinations." This statement addresses financial accounting and reporting for business combinations and supersedes Accounting Principles Bulletin ("APB") Opinion No. 16, "Business Combinations," and SFAS No. 38, "Accounting for Pre-Acquisition Contingencies of Purchased Enterprises." All business combinations in the scope of this statement are to be accounted for using one method, the purchase method. The provisions of this statement apply to all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method for those business combinations is prohibited. This statement also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later.

In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. It is effective for fiscal years beginning after December 15, 2001. Early application is permitted for entities with fiscal years beginning after March 15, 2001, provided that the first interim financial statements have not been issued previously.

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and/or the normal operation of long-lived assets, except for certain obligations of lessees. This statement is not applicable to the Company.

NOTE  4  -  PROPERTY  AND  EQUIPMENT

Property  and  equipment  consisted  of  the  following:
                                      June  30,          December  31,
                                         2001                2000
                                     ----------          ----------
                                      (unaudited)

     Automobiles                   $     44,234        $     44,234
     Furniture  and  equipment           46,616              46,340
                                         ------              ------

                                         90,850              90,574
     Less  accumulated  depreciation     48,231              38,034
                                         ------              ------

               TOTAL               $     42,619        $     52,540
                                         ======              ======

Depreciation expense for the years ended December 31, 2000 and 1999 and the six months ended June 30, 2001 and 2000 was $18,115, $9,651, $10,197 (unaudited), and  $8,722  (unaudited),  respectively.


NOTE  5  -  LINES  OF  CREDIT

As of December 31, 2000 and June 30, 2001, the Company had a $100,000 revolving line of credit agreement with a local bank. Borrowings on the line bear interest at 2.35% above the bank's reference rate (9.5% at December 31, 2000 and 6.75% at June 30, 2001). The credit line expires on October 1, 2001 and is guaranteed by the shareholder. At December 31, 2000 and June 30, 2001, the outstanding balance was $86,750 and $89,982 (unaudited), respectively.

As of December 31, 2000 and June 30, 2001, the Company also had a $50,000 revolving line of credit agreement with a bank. Borrowings on the line bear interest at 15% per annum. The credit line expires on December 31, 2001 and is guaranteed by the shareholder. At December 31, 2000 and June 30, 2001, the outstanding balance was $47,867 and $41,873 (unaudited), respectively.

NOTE  6  -  NOTE  PAYABLE

Note  payable  consisted  of  the  following:

                                                     June  30     December  31,
                                                          2001        2000
                                                       ----------   ----------
                                                      (unaudited)

  Note  payable  to  a  motor  credit  corporation,  for
  the  purchase  of  an  automobilecollateralized
  by  the  automobile.  Thenote  is  due  in  aggregate
  monthly  payments  of  $523,  including  interest  at
  8.5%  per  annum.  Debt  matures  in January 2004.      $ 12,575   $ 18,575

    Less  current  portion                                   4,931      4,727
                                                             -----      -----

               LONG-TERM  PORTION                          $ 7,644   $ 13,848
                                                             =====     ======

Future  maturities  of  the  note  payable  at  June  30,  2001 were as follows:

       12  Months
        Ending
       June  30,
     -------------

          2002           $  4,931
          2003              5,367
          2004              2,277
                            -----

               TOTAL     $ 12,575
                           ======


NOTE  7  -  CREDIT  CARDS  PAYABLE

     The sole shareholder utilized several personal credit card lines for Company-related expenses. The average borrowing rate at December 31, 2000 and June 30, 2001 was 16% and 16% (unaudited), respectively, and there are no stated maturity dates. At December 31, 2000 and June 30, 2001, the Company had an aggregate of $98,985 and $116,005 (unaudited), respectively, due to the shareholder.


NOTE  8  -  LOAN  PAYABLE/ADVANCES  TO  SHAREHOLDER

During the six months ended June 30, 2001, the Company's principal shareholder loaned the Company $53,494. The loan is unsecured, bears interest at 6.75% per annum, and is payable on demand.

NOTE  8  -  LOAN  PAYABLE/ADVANCES  TO  SHAREHOLDER  (CONTINUED)

At December 31, 1999, the Company had advanced to its shareholder of $32,633. During the year ended December 31, 2000, this advance was off-set with the shareholder's salary owed to him at December 31, 2000, which aggregated to $48,500. The amount of interest income related to the note receivable at December 31, 2000 and 1999 was $0 and $10,567, respectively. The interest receivable was written off during the year ended December 31, 2000. In addition, the shareholder contributed $15,867 of salary owed to him as additional paid-in capital.


NOTE  9  -  COMMITMENTS  AND  CONTINGENCIES

Leases
------
The Company leases certain facilities for its corporate office under a non-cancelable operating lease agreement that expires in August 2002. In addition, the Company leases office equipment under a non-cancelable capital lease agreement, which expires in January 2003. Future minimum lease payments at June 30, 2001 were as follows:

        12  Months
          Ending              Operating            Capital
         June  30,              Leases              Leases
     -------------            ----------          ----------

          2002                $   28,080            $   6,457
          2003                     4,680                2,362
                                   -----                -----

                              $   32,760                8,819
                                  ======

     Less  amount  representing  interest                 626
                                                          ---

                                                        8,193
     Less  current  portion                             5,831
                                                        -----

               LONG-TERM  PORTION                    $  2,362
                                                        =====

Rent expense was $25,324, $26,392, $15,408 (unaudited), and $13,001 (unaudited) for the years ended December 31, 2000 and 1999 and the six months ended June 30, 2001 and 2000, respectively.

NOTE  9  -  COMMITMENTS  AND  CONTINGENCIES  (CONTINUED)

     ------
Property and equipment under capitalized leases and the related accumulated depreciation were as follows:

                                           June  30,          December  31,
                                              2001                2000
                                           ----------          ----------
                                           (unaudited)

Property  and  equipment                     $ 16,011          $   16,011
Less  accumulated  depreciation                 6,404               3,202
                                                -----               -----

          TOTAL                              $  9,607          $   12,809
                                                =====              ======

Employment  Agreements
----------------------
On January 1, 1997, the Company entered into an employment agreement with its shareholder, which provides for salaries of $125,000 and $100,000 during the years ended December 31, 2000 and 1999, respectively. The agreement further calls for future salaries totaling $525,000 to be paid through December 2003. The shareholder is also entitled to receive incentive compensation that will not be less than the sum of $25,000 for each and every $500,000 increase in gross sales for the prior calendar year.

In accordance with the employment agreement, the shareholder's salary expense was $125,000 and $100,000 for the years ended December 31, 2000 and 1999, respectively, and $75,000 (unaudited) for the six months ended June 30, 2001. Since there was not an increase in sales of $500,000 from December 31, 1999 to December 31, 2000, no incentive expense was incurred.

During the six months ended June 30, 2001, the Company's President waived $43,000 (unaudited) in salaries. This amount was treated as additional paid-in capital.

Asserted  Claim
---------------
     The Company is currently involved in a dispute with a certain vendor, which arose in the ordinary course of business. Management does not believe that the outcome of this matter will have a material adverse effect on the Company's results of operations.


NOTE  10  -  SETTLEMENT  INCOME

In April 2000, the Company received $150,000 from the settlement of a lawsuit against a vendor, which had commenced in 1998.

NOTE  11  -  CONCENTRATIONS  OF  CREDIT  RISK

As of December 31, 2000, 72% of the Company's accounts receivable were from four customers. In addition, the Company had sales to three customers, which represented 19%, 13%, and 12% of total revenues at December 31, 2000. As of December 31, 1999, 83% of the Company's accounts receivable were from four customers. In addition, the Company had sales to one customer, which represented 11% of total revenues at December 31, 1999.

As of June 30, 2001, 97% (unaudited) of the Company's accounts receivable were from four (unaudited) customers. In addition, the Company had sales to two (unaudited) customers, which represented 22% (unaudited) and 18% (unaudited) of total revenues at June 30, 2001. As of June 30, 2000, 90% (unaudited) of the Company's accounts receivable were from four (unaudited) customers. In addition, the Company had sales to three (unaudited) customers, which represented 51% (unaudited) of total revenues at June 30, 2000.

The Company had one major supplier, which represented 15%, 19%, 24% (unaudited), and 28% (unaudited) of total purchases during the years ended December 31, 2000 and 1999 and the six months ended June 30, 2001 and 2000, respectively.


NOTE  12  -  PRO  FORMA  INFORMATION  (UNAUDITED)

For information purposes, the accompanying statements of operations for the years ended December 31, 2000 and 1999 include the unaudited pro forma adjustment for income taxes which would have been recorded if the Company had been a "C" corporation, based on a combined federal and state income tax rate of 40%, which approximates the federal and state income tax rates in effect during those periods.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has authorized this registration statement or amendment to be signed on its behalf by the undersigned, in the City of Los Angeles on the 31st day of August, 2001.

     THIRD  WAVE  MEDIA  LTD.


By:/s/Andrew  Melzer
     Andrew  Melzer,  President/CFO

     In accordance with the requirements of the Securities Act, this registration statement or amendment was signed by the following persons in the capacities and on the dates stated:


     SIGNATURE               TITLE                    DATE
     ---------               -----                    ----


  By:/s/Andrew  Melzer
     Andrew  Melzer          President,  CFO  and          August  31,  2001
                             Managing  Director